Exhibit 99.1

Arena Reports Second Quarter Financial Results with Strong Liquidity Position, and Maintained Pipeline Progress Over the Quarter

- Phase 2b ADVISE trial evaluating etrasimod in atopic dermatitis (AD) enrollment complete, topline data expected Q4 2020

- Progressing first- or best-in-class drug candidates with liquidity position of ~$1.3bn as of June 30, 2020

SAN DIEGO, Calif., August 5, 2020 - Arena Pharmaceuticals, Inc. (Nasdaq: ARNA) today provided a corporate update and reported financial results for the second quarter ended June 30, 2020.

"Over the quarter, we delivered positive Phase 1 data from the etrasimod controlled-release program, fully enrolled the Phase 2b ADVISE trial in atopic dermatitis – meeting the high-end of our enrollment range and allowing for the availability of data in 2020 as guided, and completed a capital raise to further strengthen our balance sheet," said Amit D. Munshi, President and CEO of Arena. "I am extremely proud of the resiliency and tenacity that our team has demonstrated during the past several months as they overcame challenges that our industry is facing as a result of the global COVID-19 pandemic. Our team has adapted quickly and focused on execution in order to achieve key milestones for the company, and I want to acknowledge the hard work that went on across the organization. As a leadership team, we are consistently evaluating the impact of the pandemic and assessing the appropriate level of action needed as circumstances evolve."

Program Update

•	Etrasimod atopic dermatitis (AD) ADVISE Phase 2b trial enrollment completed; topline data expected Q4 2020
•

Etrasimod ELEVATE UC 52 Phase 3 trial in ulcerative colitis (UC) ongoing and on track; ELEVATE UC 12 Phase 3 trial expected to initiate in H2 2020; topline data for both trials expected by year end 2021

•

Etrasimod CULTIVATE Phase 2b dose-ranging trial in Crohn's disease (CD) initiated and ongoing; confirming plans to help facilitate availability of topline data in 2021; continue to suspend overall program guidance based on expected COVID-19 impact

•	Etrasimod eosinophilic esophagitis (EoE) Phase 2b and alopecia areata (AA) Phase 2 planning ongoing; initiation in 2020 dependent on COVID-19 situation in Q3/4
•

Olorinab CAPTIVATE Phase 2b trial in abdominal pain associated with irritable bowel syndrome (IBS-C, IBS-D) ongoing; experiencing some COVID-19 related impact on trial enrollment; topline data expected Q1 2021

•	APD418 in acute heart failure (AHF) with Fast Track designation; Phase 1 trial has resumed; topline data expected Q4 2020

Financial Update

Second Quarter 2020 Financial Results

•	Revenues for the second quarter were zero compared to $1.0 million in the second quarter of 2019
•

Research and development (R&D) expenses for the second quarter totaled $64.9 million compared to $51.2 million in the same period 2019. This increase was primarily driven by our advancing clinical studies, including the etrasimod Phase 3 program, as well as an increase in personnel expenses as we staff to support our clinical programs. The R&D non-cash share-based compensation was $6.3 million in the second quarter as compared to $7.0 million in the same period 2019

•

General and administrative (G&A) expenses for the second quarter totaled $22.9 million, compared to $18.4 million in the second quarter of 2019.  This increase is primarily attributed to personnel expenses. The G&A non-cash share-based compensation was $6.0 million in the second quarter as compared to $6.4 million in the same period 2019

•	Net loss for the second quarter was $84.9 million compared to net loss of $61.4 million for the same period in 2019
•	Basic and diluted net loss per share for the second quarter was $1.61 compared to basic and diluted net loss per share of $1.24 for the same period in 2019
•

Cash, cash equivalents and marketable securities were $1.3 billion at June 30, 2020, including $301.8 million in net proceeds received from the sale of approximately 6.3 million shares of common stock under an equity financing, as compared to $1.0 billion at March 31, 2020

Financial Outlook for 2020

Arena’s 2020 financial guidance range:

•	No change from the previous guidance, cash used in operating activities for the full-year 2020 is expected to be $400 million to $430 million

Conference Call & Webcast Information

Arena will host a live and webcast question and answer session via conference call with the investment community today, Wednesday, August 5, 2020, at 4:30 PM ET, to discuss the financial results and corporate update.

When: Wednesday, August 5, 2020, at 4:30 PM ET

Dial-in: (877) 643-7155 (United States) or (914) 495-8552 (International)

Conference ID: 5343486

Please join the conference call at least 20 minutes early to register. You can access the live webcast under the investor relations section of Arena’s website at: www.arenapharm.com. A replay of the event will be archived under the investor relations section of Arena’s website for 30 days shortly after the call.

About Arena Pharmaceuticals

ARENA Pharmaceuticals is a team with a singular purpose – deliver our important medicines to patients.

In a rapidly changing global market, we work with a sense of urgency every day to understand the needs of all our stakeholders, identify bold, sometimes disruptive, ideas to get our medicines to patients, and relentlessly execute until it’s done.

ARENA - Care More. Act Differently.

Etrasimod, olorinab and APD418 are investigational compounds that are not approved for any use in any country.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements may be identified by words such as “expected,” “ensure,” “begin to,” “will,” “long-term,” “outlook,” “guidance,” “uniquely positioned to,” and “drive to” and include, without limitation, statements about the following: Arena’s clinical programs, including clinical study site activations, enrollment of study subjects, patient safety, study momentum, drug supply, timing of data readouts, and potential future updates on Arena’s clinical programs; Arena’s financial outlook and guidance, including expectations regarding cash to be used in operating activities and the rate of change thereof; Arena’s planned conference call and webcast with the investment community; the potential of Arena’s drug candidates, including to be best-in-disease or transformational, have optimized efficacy and safety, satisfy unmet patient needs, and be delivered to patients globally; and Arena’s position, drive, portfolio, prioritization, financial position, team, and building of the company. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: clinical trials and other studies may not proceed at the time or in the manner expected or at all; the timing and outcome of research, development and regulatory review is uncertain, and Arena’s drug candidates may not advance in development or be approved for marketing; enrolling patients in Arena’s ongoing and intended clinical trials is competitive and challenging; the duration and severity of the recent coronavirus disease (COVID-19) outbreak, including but not limited to the impact on Arena’s clinical operations, the operations of Arena’s suppliers, partners, collaborators, licensees, and capital markets, which in each case remains uncertain; risks related to developing and commercializing drugs; Arena may need additional funds to advance all of its programs, and you and others may not agree with the manner Arena allocates its resources; risks and uncertainties relating to cash and revenues that may be generated from product sales or other sources, including the impact of competition; Arena’s revenues are based in part on estimates, judgment and accounting policies, and incorrect estimates or disagreement regarding estimates or accounting policies may result in changes to Arena’s guidance or previously reported results; risks related to unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; topline data may not accurately reflect the complete results of a particular study or trial; satisfactory resolution of litigation or other disagreements with others; government and third-party payor actions, including relating to reimbursement and pricing; risks related to relying on licenses or collaborative arrangements, including lack of control and potential disputes; the entry into or modification or termination of licenses or collaborative arrangements; and Arena’s and third parties’ intellectual property rights. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission (SEC), including but not limited to Arena’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Corporate Contact:

Megan E. Knight
Arena Pharmaceuticals, Inc.

Director, Investor Relations
mknight@arenapharm.com

858.210.3635

Arena Media Contact:

IR@arenapharm.com

858.453.7200

(Tables Follow)

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenues
United Therapeutics revenue	$—	$—	$—	$800,000
Royalty revenue	—	941	262	1,914
Collaboration and other revenue	—	81	—	165
Total revenues	—	1,022	262	802,079

Operating Costs & Expenses
Research & development	64,946	51,211	143,479	96,607
General & administrative	22,877	18,367	49,319	34,945
Transaction costs	—	—	—	14,573
Total operating costs & expenses	87,823	69,578	192,798	146,125
Income (loss) from operations	(87,823)	(68,556)	(192,536)	655,954

Total interest & other income (expense), net	2,895	7,153	7,401	13,110
Income (loss) before income taxes	(84,928)	(61,403)	(185,135)	669,064
Income tax provision	—	—	—	(110,333)
Net income (loss)	$(84,928)	$(61,403)	$(185,135)	$558,731

Net income (loss) per share, basic:	$(1.61)	$(1.24)	$(3.59)	$11.27
Net income (loss) per share, diluted:	$(1.61)	$(1.24)	$(3.59)	$10.86

Shares used in calculating net income (loss) per share, basic:	52,771	49,653	51,500	49,566
Shares used in calculating net income (loss) per share, diluted:	52,771	49,653	51,500	51,459

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	June 30, 2020	December 31, 2019
		1
Assets
Cash & cash equivalents	$550,176	$243,274
Prepaid expenses & other current assets	33,296	20,369
Total available-for-sale investments	715,296	867,229
Land, property & equipment, net	23,769	25,128
Other non-current assets	17,213	18,123
Total assets	$1,339,750	$1,174,123

Liabilities & Stockholders' Equity
Accounts payable & accrued liabilities	$37,771	$41,153
Total lease financing obligations & other long-term liabilities	59,342	61,505
Total stockholders' equity	1,242,637	1,071,465
Total liabilities & stockholders' equity	$1,339,750	$1,174,123

1 The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.